Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Black Elk Energy Offshore Operations, LLC and Black Elk Energy Finance Corp. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Black Elk’s oil and gas reserves as of December 31, 2010.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. Scott Rees III, P.E.

C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 13, 2011